L:\secfiles\8-k\1997\release\1stqtrPR.doc


                       SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549-1004





                                    FORM 8-K
                   CURRENT REPORT PURSUANT TO SECTION 13 OF
                     THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) April 14, 1997
                                  ----------------




                           GENERAL MOTORS CORPORATION
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




   100 Renaissance Center, Detroit, Michigan                 48243-7301
3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

















                                    - 1 -
ITEM 5. OTHER EVENTS

         On April 14, 1997, a news release was issued on the subject of first quarter consolidated earnings for GM. The news release did not include financial statement footnotes and certain other financial information that will be filed with the Securities and Exchange Commission at a later date. The GM news release and related news releases dated April 14, 1997 for first quarter
earnings of Hughes   Electronics   Corporation   (Hughes)  and  General  Motors
Acceptance Corporation (GMAC), respectively, were as follows:

                                GM NEWS RELEASE

       GM REPORTS INCOME OF $1.8 BILLION FOR THE FIRST QUARTER OF 1997 BEST PERFORMANCE FOR NORTH AMERICAN OPERATIONS IN MORE THAN A DECADE

      DETROIT -- General Motors Corp. (GM) reported today that income from continuing operations for the first quarter of 1997 totaled $1.8 billion, or $2.30 per share of GM $1-2/3 par value common stock, compared with $800 million, or $0.93 per share, in the first quarter of 1996. The first-quarter results in 1997 and 1996 included certain special and unusual items. (See "Special Items," "1996 Strike-Related Impact," and "Highlights" for additional information.)

      "GM North American Operations' net income of $764 million in the first quarter of 1997 is the best performance for any quarter in more than a decade," GM Chairman and Chief Executive Officer John F. Smith, Jr. said. "This is a clear indication that GM-NAO has regained its basic earning power, continues to build financial strength and is establishing an excellent foundation for the future.

      "We have demonstrated in our first-quarter results that the trend of improved earnings for General Motors is continuing. It's clear that we are moving in the right direction to further strengthen the corporation's financial performance," he said.

      "As globalization becomes a business imperative, every year -- indeed, every quarter -- brings new challenges. But GM is ready for those challenges. Our focus on building quality products, competing globally, and hitting our financial targets will sustain the success of this company far into the future," Smith said.

      "The bottom-line improvements are driven by our very successful new products and continued emphasis on running common and running lean," he explained. "This is evident in the positive year-over-year improvements at our North American Operations (GM-NAO) and Delphi Automotive Systems sectors."
      Significant highlights of the first-quarter of 1997 from the automotive sectors included the following:

      - GM North American Operations (GM-NAO) reported net income of $764 million in the first quarter of 1997, compared with a net loss of $279 million in the first quarter of 1996.

      - Delphi Automotive Systems (Delphi) reported net income of $180 million in the first quarter of 1997, compared with net income of $79 million in the first quarter of 1996. The 1997-first-quarter results included a plant-closing charge of $50 million after taxes.

      - GM International Operations (GMIO) reported net income of $317 million in the first quarter of 1997, compared with net income of $432 million in the prior-year period. The first-quarter 1997 results included a $55 million after-tax gain related to an agreement with Volkswagen A.G.
         (VW).
                                    - 2 -
      Highlights of first-quarter 1997 results reported by GM's major subsidiaries included the following:

      - General Motors Acceptance Corporation (GMAC) reported net income of $372 million for the first quarter of 1997, compared with net income of $309 million in the first quarter of 1996.

      - Hughes Electronics Corporation (Hughes) reported first-quarter 1997 earnings of $235 million, compared with earnings of $312 million in the prior-year period. The first quarter of 1996 included the favorable impact of a $72-million after-tax gain on the sale of a 2.5-percent equity interest in DIRECTV(R).

      (See additional information in sections detailing individual automotive sector results, "Special Items," "1996 Strike-Related Impact" and
"Highlights.")

GM CONSOLIDATED FINANCIAL DATA (with financing & insurance operations on an equity basis)

      The corporation's pretax income from continuing operations was $2.1 billion in the first quarter of 1997, compared with $684 million in the first quarter of 1996.

      The corporation's after-tax net-profit margin -- income from continuing operations as a percentage of net sales and revenues -- was 4.8 percent in the first quarter of 1997, compared with 2.3 percent in the first quarter of 1996.

      The corporation's cash position remained strong during the first quarter of 1997. Cash and marketable securities totaled $14.6 billion at March 31, 1997, compared with $7.6 billion at March 31, 1996, and $17.0 billion Dec. 31, 1996. In the first quarter of 1997, GM used approximately $1.6 billion to acquire more than 27 million shares of GM $1-2/3 par value common stock under the corporation's stock-repurchase program announced in January.

      Fully consolidated net sales and revenues in the first quarter of 1997 totaled $42.3 billion, compared with $39.2 billion in the same period last year -- a 7.9-percent increase.

      Following is a summary of financial performance for GM's automotive business sectors:

GM NORTH AMERICAN OPERATIONS (GM-NAO)

      GM North American Operations' first-quarter-1997 net income of $764 million was the highest in more than 10 years. GM-NAO reported a net loss of $279 million in the first quarter of 1996.

      GM-NAO reported pretax income of $1.1 billion in the first quarter of 1997, compared with a pretax loss of $517 million in the prior-year period.

      GM-NAO's net-profit margin was 3.1 percent in the first quarter of 1997, compared with a net-loss margin of 1.3 percent in the prior-year period.

      "The  improved  results  were  driven  primarily  by the many  new  models introduced into the marketplace, which are less costly to produce than those they replaced, by continued material-cost reductions, and production efficiencies," Smith said.


                                    - 3 -
      While it's early in the launch cycle, sales of the Pontiac Grand Prix, Buick Park Avenue, and the Saturn SC coupe are all gaining strong consumer acceptance and showing major double-digit increases over the vehicles they replaced. The Cadillac Catera is on track to exceed sales expectations, the all-new Chevrolet Malibu and Oldsmobile Cutlass models are hitting target markets, and the all-new trio of minivans -- the Chevy Venture, Pontiac Transport and Oldsmobile Silhouette -- are gaining market share. As the Corvette, Buick Century and Regal and Oldsmobile Intrigue enter the market in larger numbers additional market-share increases are expected.

      GM vehicle deliveries in the United States in the first quarter of 1997 totaled 1,123,000 units, which resulted in a 30.2-percent share of the U.S. vehicle market, compared with 1,152,000 units and a 31.2-percent market share in the first quarter of 1996. (See additional information in "Highlights.")

DELPHI AUTOMOTIVE SYSTEMS (DELPHI)

      Delphi Automotive Systems reported net income of $180 million in the first quarter of 1997, compared with net income of $79 million in the first quarter of 1996. The first-quarter-1997 results included a plant-closing charge of $50 million after taxes.

      Delphi reported pretax income of $238 million in the first quarter of 1997, compared with pretax income of $122 million in the prior-year period.

      Delphi's net-profit margin was 2.7 percent in the first quarter of 1997, compared with a net-profit margin of 1.3 percent in the prior-year period.

      Delphi's 1997 first-quarter  sales to customers outside the GM-NAO vehicle
groups   increased   compared  to  the  1996  first   quarter  and   represented
approximately 35 percent of total sales.

      "Delphi is continuing its transformation into a leading global automotive-systems supplier with an emphasis on customer satisfaction through technology leadership, quality, cost control and responsiveness," Smith said. "With approximately 35 percent of total sales in the first quarter of 1997 outside the GM-NAO vehicle groups, Delphi is on track to meet its goal of 50 percent non-GM-NAO sales by the end of 2002."

GM INTERNATIONAL OPERATIONS (GMIO)

      GM International Operations reported net income of $317 million for the first quarter of 1997, compared with net income of $432 million in the same period of 1996.

      GMIO reported pretax income of $476 million in the first quarter of 1997, compared with pretax income of $577 million in first quarter of 1996.

      The net-profit margin for GMIO was 3.8 percent in the first quarter of 1997, compared with 4.8 percent in the prior-year period.

      GM's automotive operations in Europe reported net income of $149 million in the first quarter of 1997, compared with net income of $285 million in the prior-year period.

      The first-quarter-1997 results included a $55-million after-tax gain related to an agreement with VW.



                                    - 4 -
      "The lower earnings in the first quarter of 1997 were primarily due to reduced volume and higher sales incentives across Europe under intensely competitive market conditions, coupled with lower equity earnings, primarily from Saab as they await the release of their new 9-5 models later in the year," Smith said.

      For the remainder of GM International Operations, which include the Latin American and Asia and Pacific Operations, net income totaled $168 million in the first quarter of 1997, compared with $147 million in the prior-year period.

      During the first quarter of 1997, GM and Shanghai Automotive Industry Corp. signed joint venture contracts to manufacture 100,000 Buicks annually in China. GM also announced plans to construct a third assembly facility in Brazil to capitalize on the volume growth in Latin American markets.

      GMIO volume totaled 788,000 unit deliveries in the first quarter of 1997 resulting in an 8.4-percent market share, compared with first-quarter-1996 deliveries of 807,000 units and a market share of 8.9 percent.

SPECIAL ITEMS

      The first-quarter-1997-results were affected by special items, which included an after-tax gain of $55 million, or $0.07 per share of GM $1-2/3 par value common stock, that resulted from an agreement with Volkswagen settling a civil lawsuit which GM brought against VW.

      The first-quarter-1997 results were negatively impacted by a pretax plant-closing charge of $80 million ($50 million after taxes, or $0.07 per share of GM $1-2/3 par value common stock) related to the recent announcement that Delphi Interior and Lighting Systems will cease production at its Trenton, N.J., plant during the 1998 calendar year.

      The first-quarter-1996 results included a $120 million pretax gain ($72 million after taxes, or $0.07 per share of GM $1-2/3 par value common stock) associated with the sale of a 2.5-percent equity interest in DIRECTV(R).

1996 STRIKE-RELATED IMPACT

      The first-quarter-1996 results also included the $900-million after-tax unfavorable impact ($1.20 per share of GM $1-2/3 par value common stock) related to a 17-day strike at two GM component plants in Dayton, Ohio, that resulted in the temporary shutdown of 26 of 29 GM North American assembly plants and certain automotive component plants during the quarter.

      Included in the above amount are the following sector-specific after-tax approximate effects of the strike: GM-NAO, $750 million; Delphi, $120 million, and Hughes, $30 million.


                                    # # #

HIGHLIGHTS (ATTACHED)

     HIGHLIGHTS - Q1 Financial Results
     (Dollars in Millions Except
     Per Share Amounts)               Three Months Ended
                                          March 31,
                                   ----------------------
                                        1997         1996
     ----------------------------  ---------   ----------

     Net sales and revenues
     Manufactured products            $37,440     $34,658
     Financial services                 3,197       3,179
     Other income                       1,623       1,403
                                    --------     --------
       Total net sales and revenues   $42,260     $39,240
                                    --------     --------
     Gross profit margin percentage(1)   17.2%       13.1%
     .....................................................
     Income from continuing operations
       before income taxes(1)          $2,129        $684
     Effective income tax rate (1)       34.3%       34.4%
     .....................................................
     Income from continuing
       operations                      $1,796        $800
     Income from discontinued
       operations                           -         219
                                    --------     --------
     Consolidated net income           $1,796      $1,019
                                    ========     ========
     Net profit margin on income
       from continuing operations (1)    4.8%         2.3%
                                    ========     ========
     .....................................................
     Earnings Attributable to Common Stocks
       $1-2/3 par value(2)             $1,717        $714
       Class E                         $    -        $209
       Class H                         $   59        $ 76
     .....................................................
     Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value(2)              $2.30       $0.94
       Class E                          $   -       $0.45
       Class H                          $0.59       $0.78
     .....................................................
     Cash Dividends Per Share of Common Stocks
       $1-2/3 par value                 $0.50       $0.40
       Class E                          $   -       $0.15
       Class H                          $0.25       $0.24
      .....................................................
     Book Value Per Share of Common Stocks
                        March 31   Dec. 31     March 31
                          1997      1996         1996
                        --------   -------     --------
       $1-2/3 par value  $28.10     $27.95      $26.67
       Class E           $    -     $    -      $ 3.40
       Class H           $14.05     $13.97      $13.35
     ....................................................



   See footnotes beginning on page 10.


                                                                       continues

     HIGHLIGHTS - Q1 Financial Results
     (Dollars in Millions)           Three Months Ended
                                         March 31,
                                   ----------------------
                                        1997         1996
      ----------------------------  ---------   ----------
     Major Business Sector Results
       GM-NAO:
         Net sales and revenues       $24,859     $21,683
                                      ======       ======
         Pre-tax income (loss)         $1,127       $(517)
         Income tax expense (benefit)     378        (222)
         Equity income                     15          16
                                      ------       ------
           GM-NAO net income (loss)      $764       $(279)
                                      ------       ------
       Delphi:
         Net sales and revenues        $6,664      $6,189
                                      ======       ======
         Pre-tax income                  $238        $122
         Income tax expense                72          47
         Equity income                     14           4
                                      ------       ------
           Delphi net income             $180         $79
                                      ------       ------
       GMIO:
         Net sales and revenues        $8,283      $8,997
                                      ======       ======
         Pre-tax income                  $476        $577
         Income tax expense               164         170
         Equity income                      5          25
                                      ------       ------
           GMIO net income (3)           $317        $432
                                      ------       ------
       GMAC net income                   $372        $309
       Hughes earnings                    235         312
       Other (4)                          (72)        (53)
                                      ------       ------
           Income from continuing
             operations                 1,796         800
       Income from discontinued
         operations                         -         219
                                      ------       ------
     Consolidated net income           $1,796      $1,019
                                      ======       ======
     .....................................................



See footnotes beginning on page 10.

                                                                       continues

     HIGHLIGHTS - Q1 Special and Unusual Items
     (Dollars in Millions Except
      Per Share Amounts)
                                     Three Months Ended
                                          March 31,

                                   ----------------------
                                        1997         1996
                                   ---------   ----------
      Special and Unusual Items Analysis

       Income from continuing
         operations                    $1,796        $800
                                       ------       ------
       Special and unusual items
         VW settlement (5)                 55           -
         Plant closing expense (6)        (50)          -
         Work stoppages (7)                 -        (900)
         Sale of 2.5% of DIRECTV (8)        -          72
                                       ------       ------
            Total special and
             unusual items                  5        (828)
                                       ------       ------
       Income from continuing operations
         -excluding special and
            unusual items              $1,791      $1,628
                                      ======       ======
      .....................................................

      $1-2/3 EPS Impact of Special and Unusual Items

       Attributable to continuing
         operations                     $2.30       $0.93
                                        -----        -----
       Special and unusual items
         VW settlement (5)               0.07           -
         Plant closing expense (6)      (0.07)          -
         Work stoppages (7)                 -       (1.20)
         Sale of 2.5% of DIRECTV (8)        -        0.07
                                        -----       ------
            Total special and
             unusual items                  -       (1.13)
                                        -----       ------
       Attributable to continuing
         operations - excluding
         special and unusual items      $2.30       $2.06
                                       =====       ======
       .....................................................

     See footnotes beginning on page 10.

                                   continues

     HIGHLIGHTS - Q1 Operating Information
                                      Three Months Ended
                                           March 31,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
     Worldwide Wholesale Sales (Units in 000s)
       United States:   Cars             698          591
                        Trucks           554          461
                                     -------      -------
         Total United States           1,252        1,052
       Canada and Mexico                 150          114
                                     -------      -------
           Total North America         1,402        1,166
       International                     783          792
                                     -------      -------
             Total Worldwide           2,185        1,958
                                     =======      =======
     ....................................................
     Vehicle Unit Deliveries (Units in 000s)
     United States
       Chevrolet - Cars                  251          263
                 - Trucks                358          372
       Pontiac                           145          127
       GMC                               109          109
       Buick                              87           96
       Oldsmobile                         65           74
       Saturn                             60           64
       Cadillac                           42           41
       Other                               6            6
                                       -----        -----
         Total United States           1,123        1,152
     Canada and Mexico                   121          103
                                      ------       ------
         Total North America           1,244        1,255
                                      ------       ------
     International
       Europe                            466          489
       Latin America, Africa, and the
         Middle East                     162          160
       Asia and Pacific                  160          158
                                      ------       ------
         Total International             788          807
                                      ------       ------
             Total Worldwide           2,032        2,062
                                      ======       ======
     ....................................................
     Market Share
       United States
         Cars                           31.5%         32.2%
         Trucks                         28.6%         29.9%
           Total                        30.2%         31.2%
       Western Europe                   11.5%         12.0%
       Latin America                    16.0%         17.2%
       Asia and Pacific                  4.2%          4.4%
             Total Worldwide            15.1%         15.8%
     ....................................................
     U.S. Retail/Fleet Mix
       % Fleet Sales - Cars             26.5%         25.0%
       % Fleet Sales - Trucks           13.6%         11.3%
       Total Vehicles                   20.9%         19.2%
     ....................................................
     Days Supply of Inventory -- U.S.
     Gross Landed Stock
       Cars                                81          84
       Trucks                              91          81
     ....................................................
     Capacity Utilization %
     U.S. and Canada (2-shift rated)    95.3%         69.1%
     ....................................................
     Retail Incentives (9)($ per unit)
       GM-NAO                           $860         $598
       GM Europe                        $622         $443
     ....................................................
     See footnotes beginning on page 10.
                                                                       continues

     HIGHLIGHTS - Q1 Operating Information
     (Dollars in Millions Except
      Per Share Amounts)
                                      Three Months Ended
                                          March 31,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
     Depreciation and amortization (1)
       Depreciation                   $1,051         $989
       Amortization of special tools     787          761
       Amortization of intangible assets  41           38
                                       -----        -----
                                      $1,879       $1,788
                                       =====        =====
     ....................................................
     Worldwide Employment at March 31 (in 000s)
       GM-NAO                            242          252
       Delphi                            178          178
       GMIO                              112          109
       GMAC                               18           17
       Hughes                             88           83
       Other                              10           11
                                         ---          ---
       Employees associated with
         continuing operations           648          650
                                         ---          ---
     ....................................................
     Worldwide Payrolls-Continuing
       Operations                      $7,732      $7,540
     ....................................................
     (1) Calculated with financing and insurance operations on an equity basis.
     (2) $1-2/3 par value includes:
                                        Three Months Ended
                                            March 31,
                                        -------------------
                                          1997          1996
                                         -----         -----
           Earnings attributable to:
           Continuing operations         $1,717         $704
           Discontinued operations            -           10
                                        -------      -------
             Net earnings                $1,717         $714
                                        =======      =======
           Earnings per share attributable to:
           Continuing operations         $2.30         $0.93
           Discontinued operations           -          0.01
                                        ------      -------
             Net earnings per share      $2.30         $0.94
                                        ======      =======
     (3) GMIO Includes:                  Three Months Ended
                                              March 31,
                                         ------------------
                                         1997           1996
                                         ----           ----
                        GM Europe        $149           $285
                        Other GMIO       $168           $147
     (4) Includes Allison Transmission Division, GM Locomotive Group, and purchase accounting adjustments, as well as certain tax and foreign exchange items not allocated to any one business sector.
     (5) The first-quarter 1997 results included a gain of $55 million after taxes, or $0.07 per share of GM $1-2/3 par value common stock, that resulted from an agreement with Volkswagen A.G. (VW) settling a civil lawsuit which GM brought against VW.
     (6) The first-quarter 1997 results were negatively impacted by a plant closing charge of $50 million after taxes, or $0.07 per share of GM $1-2/3 par value common stock, related to the recent announcement that Delphi Interior and Lighting Systems will cease production at its Trenton, N.J., plant during the 1998 calendar year.

HIGHLIGHTS - Q1 Operating Information - Concluded

     (7) Strike-related work stoppages in the first quarter of 1996 had an unfavorable impact of $900 million after taxes, or $1.20 per share of GM $1-2/3 par value common stock.
     (8) The first-quarter 1996 results also included a gain of $72 million after taxes, or $0.07 per share of GM $1-2/3 par value common stock associated with the sale of a 2.5 percent equity interest in DIRECTV.
     (9) Amounts reported for 1996 have been restated to reflect the methodology used to calculate Retail Incentives for the 1997 period.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)


                                                          Three Months Ended
                                                              March 31,
                                                           1997       1996
                                                         (Dollars in Millions
                                                      Except Per Share Amounts)

Net sales and revenues
  Manufactured products                                  $37,440     $34,658
  Financial services                                       3,197       3,179
  Other income                                             1,623       1,403
                                                         -------     -------
    Total net sales and revenues                          42,260      39,240
                                                          ------      ------

Costs and expenses
  Cost of sales and other operating charges,
    exclusive of items listed below                       31,030      30,130
  Selling, general, and administrative expenses            3,591       3,070
  Depreciation and amortization expenses                   3,065       2,972
  Interest expense                                         1,461       1,421
  Plant closing expense                                       80           -
  Other deductions                                           248         414
                                                         -------     -------
    Total costs and expenses                              39,475      38,007
                                                          ------      ------

Income from continuing operations before income taxes      2,785       1,233
Income taxes                                                 989         433
                                                          ------     -------
Income from continuing operations                          1,796         800
Income from discontinued operations                            -         219
                                                       ---------      ------
    Net income                                             1,796       1,019

Dividends on preference stocks                                20          20
                                                          ------      ------
    Earnings on common stocks                             $1,776        $999
                                                           =====         ===

Earnings attributable to common stocks
  $1-2/3 par value from continuing operations             $1,717        $704
  Income from discontinued operations                          -          10
                                                         -------        ----
    Net earnings attributable to $1-2/3 par value         $1,717        $714
  Income from discontinued operations attributable
     to Class E                                           $    -        $209
                                                           =====         ===
  Net earnings attributable to Class H                       $59         $76
                                                              ==          ==

Average number of shares of common stocks outstanding (in millions)
  $1-2/3 par value                                           747         755
  Class E                                                      -         463
  Class H                                                    100          97

Earnings per share attributable to common stocks
  $1-2/3 par value from continuing operations                $2.30      $0.93
  Income from discontinued operations                            -       0.01
                                                            ------       ----
    Net earnings attributable to $1-2/3 par value            $2.30      $0.94
                                                              ====       ====
  Income from discontinued operations attributable
     to Class E                                             $    -      $0.45
                                                             =====       ====
  Net earnings attributable to Class H                       $0.59      $0.78
                                                              ====       ====

Cash dividends per share of common stocks
  $1-2/3 par value                                           $0.50      $0.40
  Class E                                                    $   -      $0.15
  Class H                                                    $0.25      $0.24

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                     ASSETS
                                                   March 31,           March 31,
                                                      1997   Dec. 31,    1996
                                                 (Unaudited)  1996   (Unaudited)
                                                     (Dollars in Millions)

Assets
  Cash and cash equivalents                   $10,061     $14,063     $7,901
  Other marketable securities                  10,168       8,199      5,419
                                               ------     -------    -------
    Total cash and marketable securities       20,229      22,262     13,320

  Finance receivables - net                    62,202      57,550     59,092
  Accounts and notes receivable
     (less allowances)                          6,976       6,557      6,663
  Inventories (less allowances)                12,851      11,898     12,376
  Net assets of discontinued operations             -           -      5,245
  Contracts in process (less advances and
     progress payments)                         2,661      2,507       2,709
  Deferred income taxes                        20,138      19,510     20,164
  Equipment on operating leases (less accumulated
    depreciation)                              30,127      30,112     27,771
  Property
    Real estate, plants, and equipment         69,191      69,770     68,097
    Less accumulated depreciation             (41,037)    (41,298)   (41,252)
                                               ------      ------     ------
      Net real estate, plants, and equipment   28,154      28,472     26,845
    Special tools - net                         8,850       9,032      8,294
                                              -------     -------    -------
        Total property                         37,004      37,504     35,139

  Intangible assets - net                      12,737      12,691     10,295
  Other assets                                 21,134      21,551     19,056
                                             --------    --------   --------
      Total assets                           $226,059    $222,142   $211,830
                                              =======     =======    =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Accounts payable (principally trade)        $14,014    $14,221    $11,515
  Notes and loans payable                      88,111     85,300     80,299
  Deferred income taxes                         4,119      3,207      3,117
  Postretirement benefits other than pensions  43,607     43,190     42,015
  Pensions                                      7,814      7,599      6,203
  Other liabilities and deferred credits       45,589     45,207     44,659
                                             --------   --------   --------
      Total liabilities                       203,254    198,724    187,808

Stockholders' equity
  Preference stocks                                 1          1          1
  Common stocks
    $1-2/3 par value (issued, 729,805,298; 756,619,625;
      and 756,621,525 shares)                   1,216      1,261      1,261
    Class E (issued, 487,568,555 shares at
      March 31, 1996)                               -          -         49
    Class H (issued, 101,108,669; 100,075,000;
      and 98,154,411 shares)                       10         10         10
  Capital surplus (principally additional
      paid-in capital)                         17,689     19,189     19,114
  Retained earnings                             7,511      6,137      7,782
                                              -------    -------    -------
      Subtotal                                 26,427     26,598     28,217
  Minimum pension liability adjustment         (3,490)    (3,490)    (4,742)
  Accumulated foreign currency translation adjustments      (475)      (113)
118
  Net unrealized gains on investments in
    certain debt and equity securities            343        423        429
                                              -------   --------   --------
      Total stockholders' equity               22,805     23,418     24,022
                                               ------     ------     ------

      Total liabilities and stockholders'
         equity                              $226,059   $222,142   $211,830
                                              =======    =======    =======

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                           Three Months Ended
                                                                March 31,
                                                            1997         1996
                                                          (Dollars in Millions)


Net cash provided by operating activities               $4,097           $941
                                                         -----            ---

Cash flows from investing activities
  Expenditures for property                             (1,807)        (2,098)
  Investments in other marketable securities
      - acquisitions                                   (11,603)        (5,107)
  Investments in other marketable securities
      - liquidations                                    10,107          5,220
  Finance receivables - acquisitions                   (37,475)       (39,145)
  Finance receivables - liquidations                    26,848         33,812
  Proceeds from sales of finance receivables             5,538          5,876
  Operating leases - acquisitions                       (5,527)        (4,201)
  Operating leases - liquidations                        4,124          2,744
  Other                                                    512            359
                                                        ------         ------
Net cash used in investing activities                   (9,283)        (2,540)
                                                         -----          -----

Cash flows from financing activities
  Net increase (decrease) loans payable                  2,484         (2,343)
  Increase in long-term debt                             4,207          4,307
  Decrease in long-term debt                            (3,329)        (2,823)
  Proceeds from issuing common stocks                      206            190
  Repurchases of common stocks                          (1,761)             -
  Cash dividends paid to stockholders                     (422)          (421)
  Proceeds from the sale of minority interest in DIRECTV     -            138
Net cash provided by (used in) financing activities      1,385           (952)
                                                         -----         ------

Effect of exchange rate changes on cash and
     cash equivalents                                     (201)           (73)
                                                       -------        -------
Net cash used in continuing operations                  (4,002)        (2,624)
Net cash provided by discontinued operations                 -             29
                                                     ---------        -------
Net decrease in cash and cash equivalents               (4,002)        (2,595)
Cash and cash equivalents at beginning of the period    14,063         10,496
                                                        ------         ------

Cash and cash equivalents at end of the period         $10,061         $7,901
                                                        ======          =====

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES


    To facilitate analysis, the following financial data presents the financial statements for the Corporation's manufacturing, wholesale marketing, defense, and electronics operations with the financing and insurance operations (primarily GMAC) reflected on an equity basis. This is the same basis and format used in years prior to the Corporation's adoption of SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries.

Consolidated Statements of Income With Financing and Insurance Operations on an Equity Basis (Unaudited)

                                                          Three Months Ended
                                                               March 31,
                                                            1997     1996

                                                       (Dollars in Millions)

Net sales and revenues                                 $37,457    $34,672
                                                        ------     ------

Costs and expenses
  Cost of sales and other operating charges, exclusive
    of items listed below                               31,024     30,123
  Selling, general, and administrative expe              2,884      2,448
  Depreciation and amortization expenses                 1,879      1,788
  Plant closing expense                                     80          -
                                                      -------- ----------
    Total costs and expenses                            35,867     34,359
                                                        ------     ------

Operating income                                         1,590        313

Other income less income deductions                        758        567
Interest expense                                           219        196
                                                         -----     ------
Income from continuing operations before income          2,129        684
Income taxes                                               730        235
                                                        ------     ------
Income from continuing operations before earnings of
  nonconsolidated affiliates                             1,399        449
Earnings of nonconsolidated affiliates                     397        351
                                                        ------     ------
Income from continuing operations                        1,796        800
Income from discontinued operations                          -        219
                                                      --------     ------
    Net income                                          $1,796     $1,019
                                                         =====      =====

    Net profit margin (1)                                   4.8%       2.3%

(1) Net profit margin represents income from continuing operations as a percentage of net sales and revenues.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES


Condensed Consolidated Balance Sheets With Financing and Insurance Operations on an Equity Basis (Unaudited)

                                              March 31,      Dec. 31,  March 31,
                                                   1997          1996      1996
                                                       (Dollars in Millions)

                        ASSETS

Cash and cash equivalents                  $9,395       $13,320        $6,539
Other marketable securities                 5,233         3,642         1,100
                                          -------       -------         -----
  Total cash and marketable securities     14,628        16,962         7,639
Accounts and notes receivable (less allowances)
  Trade                                     5,507         4,909         5,290
  Nonconsolidated affiliates                1,844           927         2,077
Inventories (less allowances)              12,851        11,898        12,376
Net assets of discontinued operations           -             -         5,245
Contracts in process - net                  2,661         2,507         2,709
Net equipment on operating leases           4,187         3,918         3,909
Deferred income taxes and other             3,483         3,141         5,481
                                          -------       -------        ------
    Total current assets                   45,161        44,262        44,726
Equity in net assets of nonconsolidated
    affiliates                              9,696         9,855         9,669
Deferred income taxes                      20,354        20,075        17,737
Other investments and miscellaneous assets 11,594        11,391        11,844
Property - net                             36,634        37,156        35,005
Intangible assets - net                    12,573        12,523        10,129
                                         --------      --------      --------
    Total assets                         $136,012      $135,262      $129,110
                                          =======       =======       =======

            LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                          $11,379       $11,527        $9,123
Loans payable                               1,306         1,214         1,779
Accrued liabilities and customer deposits  30,168        29,822        27,569
                                           ------        ------        ------
    Total current liabilities              42,853        42,563        38,471
Long-term debt                              5,316         5,192         4,510
Capitalized leases                            191           198           163
Postretirement benefits other than
     pensions                              40,988        40,578        39,410
Pensions                                    6,183         5,966         5,102
Other liabilities and deferred income
     taxes                                 15,956        15,742        15,829
Deferred credits                            1,720         1,605         1,603
                                        ---------     ---------     ---------
    Total liabilities                     113,207       111,844       105,088
                                          -------       -------       -------
Stockholders' equity                       22,805        23,418        24,022
                                         --------      --------      --------
    Total liabilities and stockholders'
       equity                            $136,012      $135,262      $129,110
                                          ============  =======       =======

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES


Condensed Consolidated Statements of Cash Flows With Financing and Insurance Operations on an Equity Basis (Unaudited)

                                                           Three Months Ended
                                                                March 31,
                                                             1997       1996
                                                         (Dollars in Millions)

Net cash provided by (used in) operating activities       $1,808      $(998)
                                                           -----       ----

Cash flows from investing activities
  Expenditures for property                               (1,724)    (2,054)
  Investments in other marketable securities
     - acquisitions                                       (6,199)    (2,219)
  Investments in other marketable securities
     - liquidations                                        4,608      2,313
  Operating leases - acquisitions                         (1,352)    (1,002)
  Operating leases - liquidations                          1,001      1,500
  Other                                                     (104)       106
                                                          ------     ------
Net cash used in investing activities                     (3,770)    (1,356)
                                                           -----     ------

Cash flows from financing activities
  Net increase (decrease) in loans payable                    93       (407)
  Increase in long-term debt                                 154        962
  Decrease in long-term debt                                 (30)      (570)
  Proceeds from issuing common stocks                        206        190
  Repurchases of common stocks                            (1,761)         -
  Cash dividends paid to stockholders                       (422)      (421)
  Proceeds from sale of minority interest in DIRECTV           -        138
                                                        --------      -----
Net cash used in financing activities                     (1,760)      (108)
                                                           -----       ----

Effect of exchange rate changes on cash and
     cash equivalents                                       (203)       (75)
                                                          ------    -------
Net cash used in continuing operations                    (3,925)    (2,537)
Net cash provided by discontinued operations                   -         29
                                                       ---------    -------
Net decrease in cash and cash equivalents                 (3,925)    (2,508)
Cash and cash equivalents at beginning of the period      13,320      9,047
                                                          ------     ------

Cash and cash equivalents at end of the period            $9,395     $6,539
                                                           =====      =====

                         HUGHES ELECTRONICS CORPORATION
                                  NEWS RELEASE

      Los Angeles, April 14, 1997 - Hughes Electronics Corporation (Hughes) today reported first quarter earnings, before the effects of purchase accounting adjustments related to General Motors' (GM) acquisition of Hughes Aircraft Company, of $235.2 million, or $0.59 per share of GM Class H common stock.

      Revenues for the period were $4,152.7 million, an 11.1% increase from the $3,736.7 million reported in the first quarter of 1996.

      Excluding the 1996 first quarter $71.6 million after-tax gain ($0.18 per share) from the sale of a 2.5% equity interest in DIRECTV to AT&T, earnings for the first quarter of 1997 decreased 2.0% from the $240.1 million and earnings per share decreased $0.01 per share from the $0.60 per share in the year earlier period. This reduction included a change in the amortization period for certain deferred subscriber acquisition costs incurred by DIRECTV, which decreased earnings and earnings per share for the quarter by $23.3 million and $0.06, respectively.

      Operating profit (excluding GM purchase accounting adjustments) was $324.8 million for the quarter, a 15.7% decrease from the operating profit of $385.2 million reported during the comparable period in 1996. The operating profit margin on the same basis was 7.9% for the quarter compared with 10.7% in the first quarter of 1996. Operating profit was reduced by $35.8 million as a result of the change in the amortization period for certain DIRECTV subscriber acquisition costs.

      C. Michael Armstrong, Hughes Chairman and Chief Executive Officer, said that each of Hughes' three business segments contributed to the first quarter sales growth. "The Telecommunications and Space segment led the Company's sales increase due to continued DIRECTV subscriber growth and increased sales of commercial and government satellites. The Automotive Electronics segment sales growth was driven by increased production volumes while the Aerospace and Defense Systems segment sales increase was primarily due to build-up of newer programs, particularly in information systems and services."

      Mr. Armstrong said that the first quarter earnings decline, excluding last year's $71.6 million after-tax gain related to DIRECTV, was principally due to lower Galaxy satellite transponder sales, increased expenses related to the change in the amortization period for certain subscriber acquisition costs incurred by DIRECTV, and lower margins in Automotive Electronics primarily due to price reductions. These factors were offset in part by the favorable impact of a lower effective tax rate in the quarter.

      On January 16,  1997,  GM and Hughes  announced  a series of  transactions designed to address strategic challenges and unlock shareholder value in the three Hughes business segments. The transactions include the tax-free spin-off of the Hughes defense business to holders of GM's $1-2/3 par value and Class H common stock, followed by the tax-free merger of that business with Raytheon Company. At the same time, Delco Electronics will be transferred from Hughes to GM's Delphi Automotive Systems unit. Finally, GM's Class H common stock will be recapitalized into a tracking stock linked to the telecommunications and space business of Hughes. The transactions are expected to be submitted to stockholders for approval in late 1997.

                    Segment Financial Review: First Quarter

                          TELECOMMUNICATIONS AND SPACE

      Revenues for the quarter were $1,023.4 million, an increase of 9.3% over revenues of $936.4 million reported in the prior year's first quarter. Excluding the $120.3 million pre-tax gain recognized from the sale of 2.5% of DIRECTV to AT&T in 1996, revenues increased 25.4%. This growth was primarily due to continued expansion of the DIRECTV subscriber base in the United States and Latin and South America, and increased sales of commercial and government satellites which more than offset the impact from lower Galaxy transponder sales. DIRECTV subscribers at March 1997 month-end totaled 2,470,000 in the United States and 105,000 in Latin and South America.

      Operating profit in the first quarter was $7.2 million compared with $74.5 million reported in the same period in 1996. First quarter operating profit margin declined to 0.7% in 1997 from 9.1% in 1996. These reductions were largely the result of lower Galaxy transponder sales, start-up operating losses from the Company's Latin and South American DIRECTV subsidiary, Galaxy Latin America, and increased expenses resulting from the change in the amortization period for DIRECTV subscriber acquisition costs related to a consumer rebate and manufacturers' incentive program. Based on recent guidance from the staff of the Securities and Exchange Commission, the period over which such costs are amortized has been reduced from three years to one year. The effect of this change was to reduce operating profit and operating profit margin for the segment by $35.8 million and 3.5 points, respectively.

                             AUTOMOTIVE ELECTRONICS

      Revenues for the quarter increased 13.8% to $1,447.0 million from revenues of $1,271.8 million for the same period in 1996. The growth was principally due to a 20.5% increase in GM vehicles produced in the United States and Canada (excluding joint ventures) and a 12.2% increase in international and non-GM sales (from $245 million to $275 million) partially offset by a 5.9% decline in Delco-supplied electronic content (from $929 to $874 per GM vehicle produced in the United States and Canada, excluding joint ventures). Last year's first quarter performance was negatively impacted by the 17-day strike at two GM component plants in Dayton, Ohio that resulted in the temporary shutdown of 26 of 29 GM North American assembly plants.

      Operating profit decreased 8.6% in the first quarter to $145.6 million from $159.3 million in the comparable period in 1996. The decline was primarily due to price reductions resulting from competitive pricing in connection with GM's global sourcing initiative and the impact from continued international expansion which more than offset the increased production volume benefits. The 1996 first quarter results included an operating loss of approximately $50 million related to the work stoppage described above. First quarter operating profit margin declined to 10.2% from 12.6% in 1996.

                         AEROSPACE AND DEFENSE SYSTEMS

      First quarter 1997 revenues were $1,646.6 million, an 8.9% increase over revenues of $1,512.4 million reported last year. The growth was principally due to additional revenues resulting from the build-up of newer programs, particularly information systems and services programs such as Desktop V, Wide Area Augmentation System, and Hughes Air Warfare Center.

      Primarily due to these revenue increases, operating profit for the period increased 9.8% to $173.4 million compared with $157.9 million for the first quarter of 1996. The 1997 first quarter operating profit margin remained unchanged at 10.5%, as compared to 1996.

CONSOLIDATED STATEMENT OF INCOME AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME
(Dollars in Millions Except Per Share Amounts)

                                                        Three Months
                                                       Ended March 31,
                                                       1997          1996
Revenues
Net sales
    Outside customers                              $2,765.7      $2,438.9
    General Motors and affiliates                   1,362.5       1,174.7
Other income - net                                     24.5         123.1
------------------                                     ----         -----

Total Revenues                                      4,152.7       3,736.7
--------------                                      -------       -------

Costs and Expenses

Cost of sales and other operating charges,
    exclusive of items listed below                 3,216.8       2,796.5
Selling, general, and administrative expenses         440.5         300.3
Depreciation and amortization                         146.1         131.6
Amortization of GM purchase accounting adjustments
    related to Hughes Aircraft Company                 30.6          30.6
Interest expense - net                                  3.9           5.2
----------------------                                  ---           ---

Total Costs and Expenses                            3,837.9       3,264.2
------------------------                            -------       -------

Income before Income Taxes                            314.8         472.5
Income taxes                                          110.2         191.4
------------                                          -----         -----

Net Income                                            204.6         281.1
Adjustments to exclude the effect of GM purchase accounting
    adjustments related to Hughes Aircraft Company     30.6          30.6
    ----------------------------------------------     ----          ----

Earnings Used for Computation of Available
    Separate Consolidated Net Income                 $235.2        $311.7
    ================================                 ======        ======

Available Separate Consolidated Net Income            $59.1         $76.0
==========================================            =====         =====

Net Earnings Attributable to General Motors
    Class H Common Stock on a Per Share Basis          $0.59        $0.78
    =========================================          =====        =====

CONSOLIDATED BALANCE SHEET
(Dollars in Millions)
                                                  March 31,      December 31,
ASSETS                                              1997             1996
------                                            --------       ------------
Current Assets
Cash and cash equivalents                           $893.0        $1,161.3
Accounts and notes receivable
  Trade receivables                                1,291.9         1,200.6
  General Motors and affiliates                      116.8           113.4
Contracts in process                               2,661.0         2,507.1
Inventories                                        1,612.3         1,528.5
Prepaid expenses, including deferred income taxes    737.6           568.1
-------------------------------------------------    -----           -----

Total Current Assets                               7,312.6         7,079.0
Property - Net                                     2,879.4         2,886.6
Telecommunications and Other Equipment - Net       1,168.4         1,133.5
Intangible Assets - Net                            3,522.7         3,466.0
Investments and Other Assets                       1,858.7         1,915.0
----------------------------                       -------         -------

Total Assets                                     $16,741.8       $16,480.1
============                                     =========       =========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Accounts payable
  Outside                                         $1,008.9          $896.4
  General Motors and affiliates                       22.4            27.5
Advances on contracts                                850.3           868.9
Notes and loans payable                              634.9           248.1
Income taxes payable                                 189.2           132.9
Accrued liabilities                                1,641.8         2,025.8
-------------------                                -------         -------

Total Current Liabilities                          4,347.5         4,199.6
Long-Term Debt and Capitalized Leases                 31.3            34.5
Postretirement Benefits Other Than Pensions        1,668.4         1,658.9
Other Liabilities and Deferred Credits             1,407.5         1,407.2
Total Stockholder's Equity                         9,287.1         9,179.9
--------------------------                         -------         -------

Total Liabilities and Stockholder's Equity       $16,741.8       $16,480.1

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

PRO FORMA SELECTED SEGMENT DATA*
(Dollars in Millions)
                                                        Three Months
                                                       Ended March 31,
                                                      1997         1996
TELECOMMUNICATIONS AND SPACE
Revenues
    Amount                                         $1,023.4      $936.4
    As a percentage of Hughes Revenues                 24.6%       25.1%
Net Sales                                          $1,018.8      $821.0
Operating Profit (1)                                   $7.2       $74.5
Operating Profit Margin (2)                             0.7%        9.1%
Depreciation and Amortization (3)                     $50.3       $46.2
Capital Expenditures (4)                              $94.0       $70.3
------------------------                              -----       -----

AUTOMOTIVE ELECTRONICS
Revenues
    Amount                                         $1,447.0    $1,271.8
    As a percentage of Hughes Revenues                 34.8%       34.0%
Net Sales                                          $1,433.9    $1,260.2
Operating Profit (1)                                 $145.6      $159.3
Operating Profit Margin (2)                            10.2%       12.6%
Depreciation and Amortization                         $56.2       $48.8
Capital Expenditures                                  $35.9       $50.3
--------------------                                  -----       -----

AEROSPACE AND DEFENSE SYSTEMS
Revenues
    Amount                                         $1,646.6    $1,512.4
    As a percentage of Hughes Revenues                 39.7%       40.5%
Net Sales                                          $1,644.8    $1,502.2
Operating Profit (1)                                 $173.4      $157.9
Operating Profit Margin (2)                            10.5%       10.5%
Depreciation and Amortization (3)                     $37.0       $32.7
Capital Expenditures                                  $30.3       $28.5
--------------------                                  ------      -----

CORPORATE AND OTHER
Operating Loss (1)                                    $(1.4)      $(6.5)
------------------                                    ------      ------

     * The Consolidated Financial Statements reflect the application of purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company. However, as provided in the General Motors Certificate of Incorporation, the earnings attributable to GM Class H common stock for purposes of determining the amount available for the payment of dividends on GM Class H common stock specifically excludes such adjustments. In order to provide additional analytical data, the above unaudited pro forma selected segment data, which excludes the purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company, is presented.

(1) Net Sales less Total Costs and Expenses other than Interest Expense. (2) Operating Profit as a percentage of Net Sales. (3) Excludes amortization arising from purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company amounting to $5.3 million for the Telecommunications and Space segment and $25.2 million for the Aerospace and Defense Systems segment in 1997 and 1996. (4) Includes expenditures related to telecommunications and other equipment amounting to $57.6 million and $16.0 million, in 1997 and 1996, respectively.

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                  NEWS RELEASE


                 GMAC ANNOUNCES STRONG FIRST-QUARTER EARNINGS

DETROIT -- GMAC (General Motors Acceptance Corporation) reported first-quarter 1997 consolidated net income of $372 million, up 20% from $309 million earned in the first quarter of 1996, GMAC President John R. Rines announced today. Excluding the cumulative effect of a favorable accounting change made in 1991, these results were the highest first-quarter earnings in 10 years.

      In the quarter, net income from financing operations, including the GMAC Mortgage Group, totaled $294 million, up 8% from $272 million earned in the first quarter of 1996. Results for the first three months of 1997 benefited from higher earnings from the mortgage operations and increased net interest margins in the United States and Canada.

      Motors Insurance Corporation, GMAC's insurance subsidiary, generated net income of $78 million in the first quarter, compared with $37 million earned last year. MIC's earnings increase is principally due to higher capital gains.

                                    * * *





































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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                  (Registrant)
Date    April 14, 1997
        -----------------
                             By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)













































                                    - 24 -